                                                                   EXHIBIT 10(o)

AGREEMENT FOR THE
ACQUISITION OF THE
SHARE CAPITAL OF THE
O.I.L. GROUP OF
COMPANIES


between


Ocean Group plc
as Vendor



Tidewater Inc.
as Purchaser

                                    CONTENTS



1.      Interpretation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2.      Sale of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

3.      Consideration   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

4.      Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

5.      Completion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

6.      Pre-Completion Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

7.      Restriction of Vendor   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

8.      Warranties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

9.      Confidentiality   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

10.     Announcements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

11.     Provisions Relating to this Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

12.     Costs   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

13.     Law and Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

14.     Environmental Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

SCHEDULE  1 : COMPLETION ARRANGEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

SCHEDULE  2 : COMPLETION CONDITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

SCHEDULE  3 : THE SALE SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

SCHEDULE  4 : THE SALE GROUP . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

SCHEDULE  5 : WARRANTIES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

SCHEDULE  6 : PARTICULARS OF PROPERTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85

SCHEDULE  7 : EMPLOYEE LETTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86

SCHEDULE  8 :  TAXATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   91

SCHEDULE  9 :  NET ASSETS ADJUSTMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  111

SCHEDULE  10:  PENSIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 116

SCHEDULE  11:  VENDOR'S PROTECTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 126

SCHEDULE  12:  THE VESSELS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 133

THIS AGREEMENT is made on                         March         1997

BETWEEN

(1) OCEAN GROUP plc, a company registered in England under number 73975 whose registered office is at Ocean House, The Ring, Bracknell, Berkshire RG12 IAN (the "Vendor"); and

(2) TIDEWATER INC., a corporation organized under the laws of the State of Delaware, U.S.A. whose principal office is at Tidewater Place, 1440 Canal Street, Suite 2100, New Orleans, LA 70112, U.S.A. (the "Purchaser").

WHEREAS:

(A) The Vendor owns, directly or indirectly, such percentage of the entire share capital of each of the companies listed in column (1) of Schedule 3 (the "Sale Group") as is specified in column (4) of such Schedule.

(B) The Purchaser wishes to acquire the entirety of the direct or indirect ownership interest of the Vendor in the members of the Sale Group through the acquisition of the Sale Shares from the Vendor on the terms of this Agreement.


NOW IT IS HEREBY AGREED as follows:

1. INTERPRETATION

1.1     DEFINITIONS

        In this Agreement where the context admits:

        "Affiliate" means, in respect of any company, a company which is its subsidiary or holding company, or a company which is a subsidiary of that holding company;

        "Business Day" means a day, other than a Saturday or Sunday, on which banks are open for ordinary banking business in London;

        "Competing Acquisition Proposal" means any offer or proposed offer by any person to acquire all or any material part of the Sale Group or the assets thereof;

        "Completion" means completion of the sale and purchase of the Sale
        Shares;

        "Completion Conditions" bears the meaning given thereto in clause 4.1;

        "Completion Date" means such date as the parties may agree or as one party may specify to the other on not less than 3 days' notice following satisfaction or (if capable of waiver) waiver of the Completion Conditions set out in sub-clauses (A)(1), (A)(2) and (B) of
        Schedule 2, but, in any event, not later than 30th May 1997;

        "Confidentiality Agreement" means the Confidentiality Agreement dated January 10, 1997 made by and between the Vendor and the Purchaser a copy of which is attached to the Disclosure Letter;

        "Directors" means the persons named as such in Schedule 4 and "the Continuing Directors" means the persons (if any) named as such in such Schedule;

        "Disclosure Letter" means the letter having the same date as this Agreement delivered by the Vendor to the Purchaser;

        "Encumbrance" includes any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien other than liens arising by operation of law and securing indebtedness not more than seven days overdue, assignment, hypothecation or other priority interest, deferred purchase, title retention, trust, leasing, sale-and-repurchase or sale-and-leaseback arrangement, right of set off or any other agreement or arrangement whatsoever having the same commercial or economic effect as security (including any hold back or "flawed asset" arrangement) over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the foregoing;

        "Indebtedness" means the entire net indebtedness (expressed in pounds sterling after translation (if necessary) at the appropriate exchange rate then prevailing) owed or outstanding as at the Completion Date by or to members of the Sale Group on the one hand to or by members of the Vendor's Group on the other;

        "Indebtedness Certificate" means a certificate from the Vendor signed by its Finance Director certifying the amount of the Indebtedness;

        "LIBOR" means in relation to a sum of money the interest rate at which deposits in the currency of that sum (or nearest equivalent amount) and for the period during which it is outstanding (or nearest equivalent period) are offered by Barclays Bank Plc to leading banks in the London Inter-bank market as from 11.00 am (London time) on the first Business Day during which it is outstanding;

        "London Stock Exchange" means London Stock Exchange Limited;

        "New York Stock Exchange" means the New York Stock Exchange, Inc.;

        "Properties" means the properties particulars of which are set out in
        Schedule 6;

        "Restricted Business" has the meaning given in clause 7.1;

        "Sale Group" means the companies listed in Schedule 4;

        "Sale Shares" means the shares to be bought and sold pursuant to this Agreement, being all the shares set forth in column (3) of Schedule 3;

        "Taxes Act 1988" means Income and Corporation Taxes Act 1988;

        "Value Added Tax" and "VAT" mean value added tax as provided for in the Value Added Tax Act 1994 and legislation supplemental thereto or replacing, modifying or consolidating it;

        "Vendor's Group" means the Vendor and each of its Affiliates, subsidiary undertakings and any other body corporate in which any such company owns at least 20% in nominal value of the issued equity share capital other than the Sale Group;

        "Vessels" means the vessels described in Schedule 12; and

        "Warranties" means the warranties set out in Schedule 5, in paragraph 4 of Schedule 8, in paragraph 5 of Schedule 10 and, for the purposes of
        Schedule 11, shall include the provisions of clause 4.5 of this Agreement.

1.2     CONSTRUCTION

        In this Agreement, except where the context otherwise requires:-

        (A) words and phrases the definitions of which are contained or referred to in Part XXVI Companies Act 1985 shall be construed as having the meanings so attributed to them;

        (B) references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);

        (C) where any statement is qualified by the expression "so far as the Vendor is aware" or "to the best of the Vendor's knowledge and belief" or any similar expression, that statement shall be deemed to include an additional statement that such statement has been made after due and careful enquiry;

        (D) references to clause(s) and schedule(s) are references to clause(s) and schedule(s) of and to this Agreement, references to sub-clause(s) or paragraph(s) are, unless otherwise stated, references to sub-clause(s) of the clause or paragraph(s) of the schedule in which the reference appears;

        (E) the words "include" and "including" are to be construed without limitation;

        (F) references to a "person" include any individual, company, body corporate, corporation sole or aggregate, government, state or agency of a state, firm, partnership, joint venture, association, organisation or trust (in each case, whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists) and a reference to any of them shall include a reference to the others;

        (G) any reference to writing shall include typewriting, printing, lithography, photography and other modes of representing words in a legible form other than writing on an electronic display screen or similar device; and

        (H) references to any document being "in agreed terms" or "in an agreed form" are to that document in the form signed on behalf of the parties for identification.

1.3     HEADINGS

        The headings and sub-headings, and any contents pages, are inserted for convenience only and shall not affect the construction of this Agreement.

1.4     SCHEDULES

        Each of the schedules shall have effect as if set out in this Agreement.

2. SALE OF SHARES

2.1     SALE AND PURCHASE

        Subject to the terms and conditions of this Agreement, on the Completion Date the Vendor with full title guarantee shall sell or procure the sale of and the Purchaser shall purchase, free from all Encumbrances and together with all rights now or hereafter attaching thereto, the Sale Shares.

2.2     SIMULTANEOUS COMPLETION

        Neither the Vendor nor the Purchaser shall be obliged to complete the sale and purchase of the Sale Shares unless the sale and purchase of all of the Sales Shares is completed simultaneously.

3. CONSIDERATION

3.1     AMOUNT

        The total consideration for the Sale Shares (which shall be allocated as shown in column (5) of Schedule 3) shall, subject to adjustment as otherwise provided for in this Agreement, be the payment by the Purchaser of a sum equal to (A) L.328,000,000 (three hundred and twenty-eight million pounds sterling) less the amount of the Indebtedness plus or minus (B) the amount of the Net Assets as provided in Schedule 9.

3.2     METHOD

        The sum specified in clause 3.1 shall be payable in sterling in cash in accordance with the provisions of paragraph 1.2 of Schedule 1.

3.3     PAYMENT OF INDEBTEDNESS

        At Completion, the Purchaser shall repay the Indebtedness on behalf of the Sale Group in accordance with the provisions of paragraph 1(2) of
        Schedule 1.

3.4     ESTIMATED COMPLETION DATE PAYMENT

        At Completion, the Purchaser shall pay to the Vendor the amount in respect of the Estimated Completion Date Payment as provided in paragraph 2 of Schedule 9.

4. CONDITIONS

4.1     CONDITIONS

        Subject to the following provisions of this clause, Completion is conditional upon the satisfaction or (if capable of waiver) waiver of those conditions listed in Schedule 2 (the "Completion Conditions").

4.2     SATISFACTION

        (A) Each of the parties will cooperate with the other and use its reasonable efforts to (i) procure all necessary consents and approvals, (ii) complete and file all necessary applications and certificates, (iii) satisfy all requirements prescribed by law for completion of the sale of the Sale Shares and all Completion Conditions and (iv) effect the transactions contemplated by this Agreement at the earliest practicable date.

        (B) In addition and without limiting sub-clause (A), the Purchaser agrees, immediately following exchange and public announcement of this Agreement, to commence and diligently pursue such physical inspection and other due diligence of the Vessels as it deems necessary or prudent to satisfy itself that the Completion Condition set out in paragraph
                   (B) of Schedule 2 can be met. The Vendor shall cooperate in all reasonable respects by procuring that any relevant member of the Sale Group shall (i) provide details of the location of the Vessels; (ii) permit access to the Vessels to the representatives of the Purchaser upon prior appointment and permit such representatives to ascertain the general physical and operating condition of the Vessels;
                   (iii) at or prior to such inspection provide to the Purchaser's representatives details of the classification of each Vessel and any material recommendations and notations to such classification; and (iv) generally provide such further information as the Purchaser's representatives may reasonably require to assist the Purchaser in considering whether or not the Completion Condition set out in paragraph
                   (B) of Schedule 2 has been met.

                   The Purchaser acknowledges and agrees that (i) the foregoing obligation of the Vendor shall not require the Vendor to undertake such actions in a manner that would interfere materially with the normal conduct of its vessel operations;
                   (ii) it shall be liable for, and shall indemnify and hold harmless the Vendor and each member of the Sale Group from and against all costs, claims, demands, expenses or liabilities whatsoever arising, directly or indirectly, out of any injury or damage to any person and any damage to or loss of any property of any person whatsoever in connection with its inspection of the Vessels; and (iii) inspection of any particular Vessel shall be subject to the Vendor or the relevant member of the Sale Group having obtained the prior consent of the charterer of such Vessel to such inspection (and the Vendor agrees to use and to procure that each relevant member of the Sale Group uses, all reasonable endeavours, (excluding the expenditure of money) to obtain such consent).

        (C) In addition and without limiting sub-clause (A), the Vendor undertakes to and agrees with the Purchaser that the directors of the Vendor will (i) convene an extraordinary general meeting of the shareholders of the Vendor (the "Extraordinary General Meeting") to be held on or prior to 21st April 1997 for purposes of considering and, if thought fit, passing the resolution referred to in paragraph (A)(1) of Schedule 2 (the "Resolution") (ii) procure the posting of a circular to shareholders as soon as reasonably practicable after, but, in any event, within 14 days of the date of execution of this Agreement containing, subject to their fiduciary duties as directors, a recommendation from the Board of the Vendor that its shareholders vote at the Extraordinary General Meeting in favour of the Resolution and, in any event, a statement that each of the members of the Board intends to vote his shares in favour of the Resolution; and (iii) subject, in each case, to their fiduciary duties as directors, not make any other or further resolution or recommendation inconsistent with such recommendation and not withdraw such favourable recommendation to the shareholders prior to the Extraordinary General Meeting.

        (D) If a Competing Acquisition Proposal is publicly announced prior to the earlier of Completion and the termination of this Agreement and either, (i) the directors of the Vendor withdraw their favourable recommendation to the shareholders or make any other or further resolution or recommendation inconsistent with such favourable recommendation or (ii) the shareholders of the Vendor fail to approve the sale of the Sale Shares at the Extraordinary General Meeting then the Vendor shall pay to the Purchaser in complete satisfaction of the obligations of the Vendor under this Agreement and to the exclusion of any other remedy or right which the Purchaser may otherwise have hereunder but without prejudice to the provisions of Clause 12.2, a termination fee of US$15 million in cash within 7 Business Days after the date (on or prior to 31 March 1998) that the Vendor completes the sale whether pursuant to the Competing Acquisition Proposal or otherwise, all or any material part of the Sale Group or the assets thereof.

        (E) The Purchaser shall, no later than 8.30 pm (London time) on 10th April, 1997 either:

                   (1) confirm in writing to the Vendor that the Completion Condition in paragraph (B) of Schedule 2 has been satisfied (or, as the case may be, waived) (whereupon the said Completion Condition shall be satisfied), falling which,

                   (2) deliver to the Vendor a written summary of the reasons why the Purchaser believes that the Completion Condition in paragraph (B) of Schedule 2 has not been satisfied, including, to the extent reasonably practicable, information with respect to the expenditures with respect to the Vessels that the Purchaser has concluded would be necessary for such Vessels to be in Satisfactory Condition (as defined in that paragraph), it being understood that any such information provided by the Purchaser to the Vendor pursuant to this sub-clause shall not preclude the Purchaser from asserting the need for other expenditures or asserting that other bases exist for claiming that such Completion Condition has not been satisfied in the event of a dispute between the parties.

4.3     WAIVER

        The Purchaser may waive in whole or in part all or any of the Completion Conditions (other than the condition set out in paragraph
        (A)(1) of Schedule 2).

4.4     DISCLOSURE

        Each of the parties shall disclose in writing to the other anything which will or may prevent any of the Completion Conditions from being satisfied by 30th May 1997 immediately after it comes to its notice.

4.5     CERTIFICATE

        (A) The Vendor shall deliver a certificate, signed by its Finance Director, in agreed terms (the "Completion Certificate") to the Purchaser at Completion confirming that the Condition set out in paragraph (A)(1) of Schedule 2 has been satisfied (if this is the case) and confirming that, save to the extent disclosed pursuant to clause 8.3, to the best of the knowledge and belief of the Vendor, none of the Warranties or covenants contained in clause 6.2 has been broken or breached to any material extent (save as already disclosed in the Disclosure Letter) and accepts that if Completion occurs the Purchaser will have completed the purchase of the Sale Shares in reliance, amongst other things, on such certificate.

        (B) If, following Completion, the Purchaser becomes aware that the condition in paragraph (A)(1) of Schedule 2 was not satisfied at Completion or that the Completion Certificate was, when given, inaccurate, the Purchaser shall be entitled to claim against the Vendor on the basis of the Completion Certificate so given.

4.6     TERMINATION

        If:

        (A)        the Completion Condition set out at paragraph (B) of
                   Schedule 2 is not satisfied or waived within 21 days of the date hereof; or

        (B) any fact which would prevent any of the Completion Conditions set out in paragraph (A) of Schedule 2 from being satisfied on or prior to 30th May 1997 comes to the knowledge of either of the parties, then (unless in the case of paragraph (B) above the relevant Completion Condition is waived (where capable of waiver)) this Agreement shall terminate forthwith without prejudice to the accrued rights of either party at the time of termination and, with respect to a termination pursuant to paragraph (B) above in relation to the Completion Condition set out at paragraph (A)(1) of Schedule 2 without prejudice to the provisions of clause 4.2(D).

5. COMPLETION

5.1     COMPLETION LOCATION

        Completion shall take place on the Completion Date at the offices of Simmons & Simmons 21 Wilson Street, London EC2M 2TX prior to 2.30 pm, London time.

5.2     VENDOR'S OBLIGATIONS

        On Completion the Vendor shall do or procure the doing of those things set out in paragraph 1.1 of Schedule 1.

5.3     PURCHASER'S OBLIGATIONS

        On Completion the Purchaser shall do or procure the doing of those things set out in paragraph 1.2 of Schedule 1.

5.4     FAILURE TO COMPLETE

        If the obligations of the Vendor under Schedule 1 are not complied with in any material respect on the Completion Date, the Purchaser may:-

        (A) defer Completion to a date not later than the later of (i) 30th May 1997 or (ii) 28 days after the Completion Date (in either event so that the provisions of this sub-clause 5.4, apart from this item (A), shall apply to Completion as so deferred); or

        (B) proceed to Completion so far as practicable (without prejudice to its rights under this Agreement); or

        (C)        terminate this Agreement.

6. PRE-COMPLETION OBLIGATIONS

6.1     PURCHASER'S RIGHT OF ACCESS

        After the date of satisfaction (or waiver) of the Completion Condition set out at paragraph (B) of Schedule 2, the Purchaser and any persons authorised by it, upon reasonable notice and subject to the terms of the Confidentiality Agreement, shall be allowed all reasonable access to all the premises books and records of each member of the Sale Group, and the Vendor shall supply or procure the supply of any information reasonably required by the Purchaser relating to the members of the Sale Group and their respective affairs.

6.2     LIAISON ON CONDUCT OF BUSINESS

        The Vendor covenants that, from the date of this Agreement until Completion, the business of the Sale Group will be carried on in the usual and normal course and that no member of the Sale Group shall enter into any contract or commitment or do anything which, in any such case, is either out of the ordinary and usual course of its business or of a material nature without the prior consent in writing of the Purchaser. In particular, but without limiting the foregoing, the Vendor covenants that from the date of this Agreement until Completion, each member of the Sale Group shall preserve the possession and control of all of its assets other than those permitted to be disposed of pursuant to the terms of this Agreement, shall conduct its business only in the ordinary course consistent with past practice and, except as otherwise provided herein or with the prior consent in writing of the Purchaser,

        (A) shall procure that items 2.7(A)(1) to (26) of Schedule 5 (other than items 2.7(A)(7) and (14)) shall be complied with at all times from the date hereof to Completion; or

        (B) shall not enter into any new vessel charters including charterer's options to extend (i) on other than arms' length terms, or (ii) for less than full and proper consideration, or (iii) for a term in excess of six months, or (iv) having change of control or other comparable provisions that would cause such contracts to terminate on, or cause by its terms the rights or obligations of the parties thereto to be materially affected by, the sale of the Sale Shares to the Purchaser upon the terms of this Agreement; or

        (C) shall not dispose of or enter into any agreement to dispose of (whether by one transaction or by a series of transactions) any Vessel, or, except for dispositions made in the ordinary course of business and consistent with past practices, sell, dispose of, lease, license, mortgage, encumber or subject to any Encumbrance any of its other properties or assets; or

        (D) shall not make or agree to make any capital expenditure other than those made in the ordinary course of business and consistent with past practices out of available cash (excluding the proceeds of borrowings) (it being understood that any capital expenditures made or agreed to be made with respect to the acquisition of a vessel shall be deemed outside of the ordinary course of business); or

        (E) save as referred to in the Disclosure Letter, shall not declare, make or pay any dividends or distributions (whether of capital or profits); or

        (F) shall not authorise or agree to commit to do any of the actions prohibited by sub-paragraphs (B), (C) or (D) or (E).

6.3     EMPLOYEES

        The Vendor shall use all reasonable endeavours to provide to the Purchaser within 10 Business Days after the execution of this Agreement, a list of all employees and consultants of the Sale Group (other than vessel crews).

7. RESTRICTION OF VENDOR

7.1     RESTRICTED BUSINESS

        In this clause, "Restricted Business" means the provision of platform supply vessels and anchor-handling tug supply vessels to the offshore oil and gas industries.

7.2     COVENANTS

        The Vendor undertakes with the Purchaser that it will not and that none of its Affiliates will:

        (A) for the period of 3 years after Completion, either on its own account or in conjunction with or on behalf of any person, carry on, or be engaged, concerned or interested (directly or indirectly) in carrying on anywhere in the world, a Restricted Business (other than as a holder of less than 3 per cent. of any class of shares or debentures listed on the London Stock Exchange, the New York Stock Exchange or any other stock exchange);

        (B) for the period of 2 years after Completion, either on its own account or in conjunction with or on behalf of any other person, solicit or entice away from any member of the Sale Group any person who on or after 1st January, 1997 is or was an officer, manager, employee, servant or customer of such member (save for any such person who answers a public advertisement or who is approached by or who approaches the Vendor or any of its Affiliates, at a time when he is no longer an employee of any such member or of the Purchaser) whether or not such person would commit a breach of contract by reason of leaving service or transferring business; and

        (C) directly or indirectly use or attempt to use in the course of any business, at any time after Completion, on its own account or in conjunction with or on behalf of any person, any trade or service mark or logo used in the business of any member of the Sale Group (including, but not limited to OSA and/or OIL names or marks) or any other name, logo, trade or service mark which is or might be confusingly similar thereto.

7.3     REASONABLENESS

        The restrictions contained in sub-clause 7.2, as qualified by the exceptions contained in this clause 7, are considered reasonable by the parties, but if any such restriction shall be found to be void or voidable but would be valid and effective if some part or parts of the restriction were deleted, or the period or area of application reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective.

7.4     REGISTRATION

        Any provision of this Agreement, or of any agreement or arrangement of which it forms a part, by virtue of which such agreement or arrangement is subject to registration under the Restrictive Trade Practices Act 1976 shall only take effect the day after particulars of such agreement or arrangement have been duly furnished to the Director General of Fair Trading pursuant to section 24 of that Act.

7.5     LIMITED EXCEPTIONS

        (A) Nothing contained in sub-clause 7.2 shall prohibit the Vendor or any Affiliate of the Vendor from making acquisitions of other businesses an insignificant part of which consists of activities that would but for this clause
                   7.5 constitute a breach by the Vendor, or any Affiliate of the Vendor, of the restrictions contained in sub-clause 7.2, provided that the Vendor or such Affiliate disposes of any business or assets that would otherwise be in breach of sub-clause 7.2 within one year of the date of acquisition. For the purposes of the foregoing an "insignificant" part means less than 20% by reference to the contribution to total revenues of the business so acquired.

        (B)        Nothing contained in clause 7.2 shall prohibit O.I.L.
                   (Shetland) Limited from continuing to carry on its existing business in the same scope and manner and to the same extent as presently carried on.

        (C)        Nothing contained in sub-clause 7.2(C) shall prohibit O.I.L.
                   (Shetland) Limited using "O.I.L." as part of its name for a period of twelve months from Completion.

        (D) The Purchaser covenants that neither it nor any member of the Sale Group shall following the expiry of twelve months after Completion use the name or business name "Ocean" or the logo used by the Vendor in its business or any other name, logo, trade or service mark which is or might be confusingly similar thereto.

8. WARRANTIES

8.1     PURCHASER'S KNOWLEDGE

        The Warranties are given subject to matters fairly disclosed in this Agreement or in the Disclosure Letter, but no other information relating to the Sale Group of which the Purchaser has knowledge (actual or constructive) shall prejudice any claim made by the Purchaser under the Warranties or operate to reduce any amount recoverable.

8.2     WARRANTIES TO BE INDEPENDENT

        Each of the Warranties shall be separate and independent and, save as expressly provided, shall not be limited by reference to any other Warranty or anything in this Agreement.

8.3     FURTHER DISCLOSURE

        Each of the parties shall prior to Completion forthwith disclose in writing to the other any act, action, event or occurrence which may arise or become known to it after the date of this Agreement and before Completion which constitutes a material breach of the Warranties or which would constitute a breach with respect to the Warranties if they were to be repeated as at Completion.

8.4     RIGHT OF TERMINATION

        In the event of:-

        (A) it becoming apparent on or before Completion that the Vendor is in breach of any of the Warranties to an extent which constitutes, individually or collectively, a Material Breach; or

        (B) any act, action, event or occurrence arising after the date of this Agreement and before Completion which would if the Warranties were to be repeated as at Completion, constitute a Material Breach of the Warranties; or

        (C) the failure by the Vendor to perform and comply in all material respects with all agreements and covenants required to be performed or complied with by it prior to or on the Completion Date, including without limitation, the provisions regarding Liaison of Business in clause 6.2;

        then, in any such event, the Purchaser may terminate this Agreement by notice in writing to the Vendor, such termination discharging in full all obligations of each party to the other and so that this Agreement shall cease to be of any force or effect but without prejudice to the provisions of clause 12.2 and (in relation to sub-paragraph 8.4(A) only) of clause 4.2(D).

        For the purposes of this sub-clause 8.4 (A) and (B) only, a Material Breach shall be deemed to have occurred with respect to the Warranties if there transpires any act, action, event or occurrence that constitutes or that would, if such Warranties were to be given as at Completion, have constituted a breach of such Warranties and that results, or would reasonably be likely to result, individually or in the aggregate, in a quantifiable loss of L.20 million or more.

        For the purposes of sub-clause 8.4(C) only, a failure to perform and comply with covenants and obligations in all material respects shall be deemed to occur if that results, or would reasonably be likely to result, individually or in aggregate, in a quantifiable loss of L.10 million or more.

9. CONFIDENTIALITY

        The confidentiality obligations of the parties shall continue to be governed by the Confidentiality Agreement.

10. ANNOUNCEMENTS

10.1    RESTRICTION

        Between the date hereof and the Completion Date, and subject to sub-clause 10.2, neither the Vendor nor the Purchaser shall make any announcement concerning the sale of the Sale Shares without the prior written approval of the other, such approval not to be unreasonably withheld or delayed.

10.2    PERMITTED ANNOUNCEMENTS

        Either the Vendor or the Purchaser may make an announcement concerning the sale of the Sale Shares if the announcement is required by law or by any securities exchange or regulatory or governmental body having jurisdiction over it, wherever situated, including but not limited to the United States Securities and Exchange Commission, the New York Stock Exchange, the London Stock Exchange, and The Panel on Take-overs and Mergers, and whether or not the requirement has the force of law provided that any such announcement shall be made only after consultation with the other party to the extent that the same is practicable.

11. PROVISIONS RELATING TO THIS AGREEMENT

11.1    ASSIGNMENT

        (A) This Agreement and the benefits and obligations under it and any part of it (including the Warranties) shall not be assignable except that the Purchaser may, upon giving written notice to the Vendor, assign the benefit (but not the burden) of this Agreement to an Affiliate of the Purchaser provided that any such assignee remains an Affiliate of the

                   Purchaser and provided further that before such assignee ceases to be an Affiliate of the Purchaser, the Purchaser will procure that the benefit of this Agreement is assigned to the Purchaser or (upon giving further written notice to the Vendor) to another company which is an Affiliate of the Purchaser (any such further assignment to be subject to the same conditions as above).

        (B) The Purchaser may, on one occasion only, also assign all or any part of its rights and benefits under this Agreement, including the Warranties and any cause of action arising from any of them, to a transferee of the entire share capital of OIL Engineering Limited or of all or substantially all of the assets and undertaking of OIL Engineering Limited Provided that

                   (1) without prejudice to the provisions of Schedule 11, the amount of the liability of the Vendor to any such transferee to whom any such assignment is made shall not, in respect of any breach of the Warranties or any cause of action arising, exceed the lesser of:

                              (a)        the amount of the loss of such
                                         transferee for which the Vendor would
                                         otherwise be liable hereunder in
                                         respect of the relevant breach of
                                         Warranty giving rise to such cause of
                                         action, and

                              (b)        the amount of the loss of the
                                         Purchaser for which the Vendor would
                                         have been liable hereunder in respect
                                         of the relevant breach of Warranty
                                         giving rise to such cause of action;
                                         and

                   (2) the Vendor shall have no liability whatsoever to such transferee (if it otherwise would have) unless such transferee fully observes the obligations expressed to be undertaken by the Purchaser pursuant to Schedule 11 of this Agreement.

11.2    ENTIRE AGREEMENT

        (A) This Agreement, together with any documents, schedules or exhibits referred to in it (including, inter alia, the Confidentiality Agreement), constitutes the whole agreement between the parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter.

        (B) The Purchaser acknowledges that it has not been induced to enter into this Agreement by any representation or warranty other than those contained in this Agreement (as qualified by the Disclosure Letter) and, having negotiated and freely entered into this Agreement, agrees that it shall have no remedy in respect of any other such representation or warranty except in the case of fraud. The Purchaser acknowledges that its legal advisers have explained to it the effect of this sub-clause.

        (C) No variation of this Agreement shall be effective unless made in writing and signed by each of the parties.

11.3    AGREEMENT SURVIVES COMPLETION

        The covenants, conditions, provisions and Warranties contained in this Agreement will not merge or terminate upon Completion, but to the extent that they have not been fulfilled and satisfied or are capable of having effect will remain in full force and effect.

11.4    RIGHTS ETC CUMULATIVE AND OTHER MATTERS

        (A) The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.

        (B) No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall impair or operate as a waiver thereof.

        (C) No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

11.5    FURTHER ASSURANCE

        At any time after Completion, the Vendor shall, at the request and cost of the Purchaser, execute or procure the execution of such documents and do or procure the doing of such acts and things as the Purchaser may reasonably require for the purpose of vesting the Sale Shares in the Purchaser or its nominees and giving to the Purchaser the full benefit of all the provisions of this Agreement.

11.6    INVALIDITY

        If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement shall not be affected in any other jurisdiction.

11.7    COUNTERPARTS

        This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. Any party may enter into this Agreement by signing any such counterpart.

11.8    NOTICES

        (A) Any notice (which term shall include any other communication) required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language.

        (B) Any such notice shall be addressed as provided in sub-clause 11.8(C) and may be:-

                   (1) personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or

                   (2) if within the United Kingdom, sent by first class pre-paid post, in which case it shall be deemed to have been given two Business Days after the date of posting; or

                   (3) if from or to any place outside the United Kingdom, sent by pre-paid priority airmail, in which case it shall be deemed to have been given seven Business Days after the date of posting; or

                   (4) sent by facsimile, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report, provided that any notice despatched by facsimile after
                              17.00 hours on any day shall be deemed to have been received at 08.00 on the next Business Day.

        (C) The addresses and other details of the parties referred to in sub-clause 11.8(B) are, subject to sub- clause 11.8(D):-

                   (1)        Name:                  Ocean Group plc

                              For the attention of:  Finance Director, Ocean
                                                     Group plc

                              Address:               Ocean House, The Ring,
                                                     Bracknell, Berkshire
                                                     RG12 1AD

                              Facsimile number:      01344 744352

                   (2)        Name:                  Tidewater Inc.

                              For the attention of:  William C. O'Malley

                              Address:               Tidewater Place, 1440
                                                     Canal Street,
                                                     New Orleans, LA 70112

                              Facsimile number:      001 504 566 4580

                              With copies to

                              (a) Cliffe Laborde, Senior Vice President and General Counsel, Tidewater Inc., at the same postal address, on facsimile number 001 504 566 4559; and

                              (b)        Curtis R. Hearn, Jones Walker,
                                         Waechter, Poitevent, Carrere &
                                         Denegre, Place St.  Charles, 201 St.
                                         Charles Avenue, New Orleans, Louisiana
                                         70170-5100 USA, on facsimile number
                                         001 504 582 8108.

        (D) Any party to this Agreement may notify the other parties of any change to the address or any of the other details specified in sub-clause 11.8(C), provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

12. COSTS

12.1    PAY OWN COSTS

        Subject to sub-clause 12.2, each party shall pay its own costs of and incidental to the negotiation, preparation, execution and carrying into effect of this Agreement.

12.2    VENDOR PAYS

        The Vendor shall on demand fully reimburse and indemnify the Purchaser in respect of all expenses which the Purchaser has incurred(including legal fees and expenses) in:-

        (A) the negotiation, preparation, execution and carrying into effect of this Agreement; and

        (B)        investigating the affairs of the Sale Group.

        with, in each case, any VAT chargeable if, by reason of a knowing and intentional breach of any Warranty or covenant of this Agreement by the Vendor, the Purchaser shall exercise the right conferred by clause 8.4 of this Agreement to terminate this Agreement.

13. LAW AND JURISDICTION

13.1    ENGLISH LAW

        This Agreement shall be governed by, and construed in accordance with, English law.

13.2    JURISDICTION

        In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement ("proceedings") each of the parties irrevocably submits to the jurisdiction of the English courts and waives any objection to proceedings in such courts on the grounds of venue or on the grounds that the proceedings have been brought in an inconvenient forum.

13.3    PROCESS AGENT

        The Purchaser appoints Simmlaw Services Limited of 21 Wilson Street London EC2M 2TX as its process agent to receive on its behalf service of process in any proceedings in England. Service upon the process agent shall be good service upon the Purchaser whether or not it is forwarded to and received by the Purchaser. If for any reason the process agent ceases to be able to act as process agent, or no longer has an address in England, the Purchaser irrevocably agrees to appoint a substitute process agent with an address in England acceptable to the Vendor and to deliver to the Vendor a copy of the substitute process agent's acceptance of that appointment within 30 days.

14. ENVIRONMENTAL INDEMNITY

14.1    INDEMNITY

        The Vendor hereby agrees with the Purchaser (for itself and as agent of each member of the Sale Group) to indemnify and keep the Purchaser and each member of the Sale Group fully and effectively indemnified from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including, without limitation, proper and reasonable lawyers' and consultants' fees and expenses) (hereinafter a "Loss") actually suffered or incurred by the Purchaser or any member of the Sale Group by reason of an Environmental Claim relating to or arising or resulting from or which would not have been made but for (i) any Release prior to the date hereof of Hazardous Materials or Waste into the Environment on or about or from the Shetland Property or (ii) any breach of Environmental Laws prior to the date hereof at or from the Shetland Property.

14.2    INDEMNITY PERIOD

        The Environmental Indemnity shall only apply in respect of Environmental Claims made against the Purchaser or any member of the Sale Group on or prior to the tenth anniversary of the date of this Agreement.

14.3    NOTIFICATION

        The Purchaser shall provide prompt written notice to the Vendor of any matter of which the Purchaser shall become aware which gives rise to or which the Purchaser has reason to believe may give rise to a Loss by reason of an Environmental Claim and, as a result, a claim under the Environmental Indemnity.

14.4    ENVIRONMENTAL PROCEEDINGS

        (A) In relation to Environmental Proceedings in the form of third party claims resulting from any matter to which the indemnity in clause 14.1 is applicable, the Vendor (or such other person as the Vendor shall determine) shall have the right at any time to assume conduct of such Environmental Proceedings Provided that such right is subject to the Vendor agreeing at the time of such assumption that any Loss which may be incurred by the Purchaser or any member of the Sale Group shall (subject to the other provisions of this clause 14) be recoverable under the indemnity contained in sub-clause 14.1.

        (B) If Environmental Proceedings arise under sub-clause 14.4(A) above and the Vendor does not assume conduct of such Environmental Proceedings as provided for in such sub-clause, the Purchaser (or such other person as the Purchaser shall determine) shall have conduct of such Environmental Proceedings.

        (C) In relation to Environmental Proceedings in the form of an action brought by a regulatory authority resulting from any matter to which sub-clause 14.1 applies, the Purchaser (or such other person as the Purchaser shall determine) shall have the right to assume conduct of such Environmental Proceedings.

        (D) The person having conduct of any Environmental Proceedings as provided for above (the "Conduct Party") shall ensure that:

                   (1) reasonably frequent and detailed reports shall be provided to the other party regarding the progress of such Environmental Proceedings;

                   (2) save as may be prohibited by law, copies of all correspondence and documents passing between the parties to such Environmental Proceedings shall be provided to the other party;

                   (3) all reasonable efforts are made in such Environmental Proceedings to minimise losses;

                   (4) all reasonable instructions and requests of the other party in relation to such Environmental Proceedings are complied with;

                   (5) no settlement or admission (including any failure to or decision not to appeal) shall be agreed or made without the prior consent in writing of the other party, provided that such consent is not to be unreasonably withheld; and

                   (6) the other party shall provide or procure the provision to the Conduct Party of all such information and assistance as the Conduct Party may reasonably request.

14.5    ENVIRONMENTAL LIMITATIONS

        (A)        CAP

                   The liability of the Vendor under the Environmental Indemnity shall not in any event exceed in aggregate (i) the purchase price payable hereunder for the Sale Shares as set out in clause 3.1 (subject to adjustment as therein referred to) plus the amount of the Indebtedness less (ii) all sums paid by the Vendor under this Agreement by reason of any breach by the Vendor of its obligations contained herein or of the Warranties or under the indemnities in any of the schedules hereto.

        (B)        ACTS AND OMISSIONS AFTER COMPLETION

                   (1) The Purchaser shall not be entitled to claim under the Environmental Indemnity to the extent that the relevant claim would not have arisen but for, results from or is increased by a member of the Sale Group or their respective officers, directors, employees, partners, agents, contractors, sub-contractors or consultants disclosing after Completion information to any relevant authority or any other person, except where the disclosure is required by law.

                   (2) The Purchaser shall procure that with effect from Completion each member of the Sale Group shall so far as reasonable avoid, reduce and mitigate any claim under the Environmental Indemnity provided that this clause shall not entitle the Purchaser to claim for the cost of work carried out before notification of a potential Environmental Claim is made under sub-clause 14.3.

        (C)        FUTURE LAWS

                   The Purchaser shall only be entitled to claim under the Environmental Indemnity the extent that the claim results from Environmental Laws which are in force and directly binding on the Purchaser or the relevant member of the Sale Group as at Completion. The Purchaser and each member of the Sale Group shall not be entitled to be paid under the Environmental Indemnity to the extent that the claim would not have arisen but for, results from or is increased by Environmental Laws which come into force after the date of Completion (except for the contaminated land provisions set out at the date of Completion in section 57 of the Environment Act 1995 and including the first set of regulations and guidance which comes into force, but not subsequent amendments to them) or changes in policy, guidance or practice by the relevant authorities after the date of Completion.

        (D)        LOSSES

                   The Purchaser shall not be entitled to claim under the Environmental Indemnity in respect of loss of profits, loss of sales, loss of production, business interruption, or any other indirect or consequential loss or damage.

14.6    ENVIRONMENTAL DEFINITIONS

        In this clause 14 the following expressions shall bear the following respective meanings:

        "Environment" means all or any of the media of air, water and land and in relation to the media of air and water includes, without limitation, the air and water within buildings and the air and water within other natural or man-made structures above or below ground and any water contained in any underground strata;

        "Environmental Claims" means any and all actions, suits, demands, demand letters, costs, claims, liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law, any Environmental Matter or Hazardous Material or Waste arising from any alleged injury or threat of injury to health, safety or to the Environment or damage or alleged damage to property;

        "Environmental Indemnity" means the indemnity contained at clause 14.1;

        "Environmental Laws" means any law now in effect relating to pollution or protection of the Environment, health or safety or to the use, handling, transportation, treatment, storage, disposal, release, discharge of Hazardous Materials or Waste and, in respect of the United Kingdom, section 57 and paragraph 162 of Schedule 22 to the Environment Act 1995 shall, notwithstanding any provision in this Agreement to the contrary, be deemed to be in force and applied on the date hereof;

        "Environmental Matters" means:

        (i) the Release of, contact with and exposure of any person to, Hazardous Materials or Waste; and

        (ii) any other matters relating to the condition, protection, maintenance or restoration of the Environment or any part of it arising out of the manufacturing, processing, treatment, handling, storage, export or transportation of Hazardous Materials or Waste;

        "Environmental Proceedings" means criminal, civil, judicial, regulatory or administrative proceeding suit or action brought or taken by a relevant authority under Environmental Laws or some other person (not being the Purchaser) to which the indemnified person is a party;

        "Hazardous Materials" means (a) oil, petroleum and petroleum products, bi-products or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls, arsenic, chromium, copper, mercury and (b) any other pollutant, contaminants, chemicals, materials, articles or substances whether in soluble, liquid or gaseous form which have resulted or may result in the pollution or impairment of the Environment;

        "Law" means any Governmental, supra-Governmental, federal, state, local or foreign statute, law, and any court judgment, ordnance, regulation, rule, code, order, code of practice, guidance (including the first version which comes into force of any statutory guidance issued under section 57 of the Environment Act 1995) or other requirement having the force of law in any jurisdiction (including common law);

        "Release" includes spillage, escape, leaching, release, discharge, leak or emission or continuing migration howsoever caused;

        "Shetland Property" means the property at Lerwick, Shetland Islands previously owned or leased or occupied by O.I.L. Limited;

        "Waste" includes any unwanted or surplus substance irrespective of whether it is capable of being recycled or recovered or has any value.

AS WITNESS the hands of the duly authorised representatives of the parties on the date first before written.


SIGNED by                                  )
duly authorised for and on behalf          )    /s/ B.D. YOUNG
of OCEAN GROUP plc in the                  )
presence of:                               )




SIGNED by                                  )     /s/ KEN C. TAMBLYN
duly authorised for and on behalf          )
of TIDEWATER INC. in the                   )     /s/ CLIFFE F. LABORDE
presence of:                               )